Exhibit 10.1

Execution Version

PURCHASE AND PLACEMENT AGREEMENT

PURCHASE AND PLACEMENT AGREEMENT, dated May 28, 2025 (this “Agreement”), among ADL CLO 1 LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”), BNP Paribas Securities Corp. and Apollo Global Securities, LLC.

WHEREAS, the Issuer proposes to issue and sell U.S.$126,000,000 Class A-1a Senior Secured Floating Rate Notes due 2037 (the “Class A-1a Notes”), U.S.$10,000,000 Class A-1b Senior Secured Floating Rate Notes due 2037 (the “Class A-1b Notes” and, together with the Class A-1a Notes, the “Class A-1 Notes”), U.S.$30,000,000 Class A-2 Senior Secured Floating Rate Notes due 2037 (the “Class A-2 Notes”), U.S.$40,000,000 Class B Secured Deferrable Floating Rate Notes due 2037 (the “Class B Notes”), U.S.$30,000,000 Class C Secured Deferrable Floating Rate Notes due 2037 (the “Class C Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class B Notes, the “Secured Notes”) and U.S$86,000,000 Subordinated Notes due 2037 (the “Subordinated Notes” and, together with the Secured Notes, the “Notes”), pursuant to an indenture (the “Indenture”), expected to be dated as of the date hereof (the “Closing Date”), among the Issuer and U.S. Bank Trust Company, National Association, as collateral trustee (in such capacity, together with its permitted successors in such capacity, the “Collateral Trustee”). The Issuer will also incur U.S.$114,000,000 Class A-1a-L1 Loans maturing 2037 (the “Class A-1a-L1 Loans”) pursuant to the Class A-1a-L1 Credit Agreement (the “Class A-1a-L1 Credit Agreement”), U.S.$50,000,000 Class A-1a-L2 Loans maturing 2037 (the “Class A-1a-L2 Loans”) pursuant to the Class A-1a-L2 Credit Agreement (the “Class A-1a-L2 Credit Agreement”) and U.S.$10,000,000 Class A-1b Loans maturing 2037 (the “Class A-1b Loans” and, together with the Class A-1a-L1 Loans and the Class A-1a-L2 Loans, the “Class A-L Loans”) pursuant to the Class A-1b Credit Agreement (the “Class A-1b Credit Agreement” and, together with the Class A-1a-L1 Credit Agreement and the Class A-1a-L2 Credit Agreement, the “Credit Agreements”), each dated as of the date hereof, each among the Issuer, as borrower, the Collateral Trustee, the loan agent, and the lenders party thereto from time to time. The Notes together with the Class A-1a-L1 Loans, Class A-1a-L2 Loans and the Class A-1b Loans are referred to herein as the “Debt”.

WHEREAS, subject to the terms and conditions set forth herein, the Issuer proposes to issue and sell the Purchased Notes (as defined herein) to BNP Paribas Securities Corp. (“BNPP”, and in such capacity, as refinancing initial purchaser, the “Initial Purchaser”) and to authorize Apollo Global Securities, LLC (“AGS”, and in such capacity as co-placement agent, the “Co-Placement Agent”) to place the Placed Notes (as defined herein), in each case pursuant to this Agreement on a private placement basis pursuant to an exemption under Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”). The issuance of the Notes and the offer and sale of the Notes as contemplated by the Offering Documents (as defined below) is referred to herein as the “Transaction”.

WHEREAS, the Issuer intends to invest in a portfolio of collateral obligations consisting of U.S. dollar-denominated Senior Secured Loans, Second Lien Loans (including Broadly Syndicated Loans and Middle Market Loans), First-Lien Last-Out Loans, Permitted Non-Loan Assets and Participation Interests (the “Assets”). Apollo Debt Solutions BDC (the “Collateral Manager”) will act as Collateral Manager pursuant to a collateral management agreement expected to be dated as of the Closing Date, between the Collateral Manager and the Issuer (the “Collateral Management Agreement”).

WHEREAS, the Issuer has prepared and delivered to the Initial Purchaser and Co-Placement Agent (i) a preliminary confidential offering circular, dated April 10, 2025 (the “Preliminary Offering Circular”), (ii) a second preliminary confidential offering Circular, dated April 30, 2025 (the “Second Preliminary Offering Circular” and, together with the Preliminary Offering Circular, the “Preliminary Offering Circulars”) and (iii) a final Offering Circular dated May 27, 2025 (the “Final Offering Circular”), in each case for delivery to prospective purchasers of the Purchased Notes. “ADS CLO 1 LLC – Deal Summary” distributed to investors on various dates in March and April 2025, the intex files entitled “ADS CLO 1 LLC” distributed to investors on various dates in March and April 2025, the Preliminary Offering Circulars, the Final Offering Circular and all amendments or supplements thereto, or revisions thereof, and any accompanying exhibits, are herein referred to as the “Offering Documents”. The Offering Documents collectively describe, among other things, the Notes, the Assets, the Issuer, the Indenture, the Collateral Manager and the Collateral Management Agreement.

NOW IT IS HEREBY AGREED as follows (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Final Offering Circular):

ARTICLE I

PURCHASE AND SALE

Section 1.1 On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements set forth herein, the Issuer irrevocably agrees (i) to sell to the Initial Purchaser, and the Initial Purchaser irrevocably agrees to purchase from the Issuer, the Notes identified in Schedule 2 hereto (the “Purchased Notes”), in each case, at a price equal to the price (expressed as a percentage of par) set forth in Schedule 2 hereto and (ii) to authorize the Co-Placement Agent to place, and the Co-Placement Agent hereby agrees to use its best efforts to place the amounts of the Notes identified in Schedule 2 hereto (the “Placed Notes” and, together with the Purchased Notes, the “Subject Notes”) issued by it as set forth on Schedule 2 hereto. The Issuer hereby appoints Apollo Global Securities, LLC, as co-placement agent (in such capacity, the “Co-Placement Agent” and together with the Initial Purchaser, the “Arrangers”) in connection with the placement of the Placed Notes.

With respect to such purchase or placement of the Subject Notes, each of the Issuer and the Initial Purchaser or the Co-Placement Agent, as applicable, represents and agrees (with respect to itself) that it (and any other person or entity acting on its behalf, except that the Issuer makes no such representation with respect to the Initial Purchaser or the Co-Placement Agent) will have a reasonable belief on the Closing Date that the purchasers of the Notes (the “Original Purchasers”) satisfy the applicable investor eligibility requirements set forth in the Indenture; provided that, for the avoidance of doubt, the foregoing representation and agreement of the Initial Purchaser shall apply only to the Purchased Notes purchased by the Initial Purchaser and the foregoing representation and agreement of the Co-Placement Agent shall apply only to the Placed Notes placed by the Co-Placement Agent.

Section 1.2 The Notes sold to the Initial Purchaser or placed by the Co-Placement Agent, as applicable, shall be issued and sold free from all liens, charges and encumbrances, equities and other third party rights of any nature whatsoever, together with all rights of any nature whatsoever attaching or accruing to them now or after the date of this Agreement.

ARTICLE II

CLOSING

Section 2.1 On the Closing Date, delivery of and payment for the Notes shall be made at the offices of Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC 28202. Delivery of the Purchased Notes to the Initial Purchaser shall be made against payment of the purchase price therefor to the order of the Issuer in same day funds by such means as shall be acceptable to the Issuer and the Initial Purchaser (on behalf of the related Original Purchasers). Such payment shall be made upon authorization from the Initial Purchaser (such authorization to be given if the conditions to the Initial Purchaser’s obligations set forth herein are either satisfied or waived) against delivery of the Purchased Notes. Delivery of any Notes sold directly by the Issuer to Original Purchasers shall be made against payment of the purchase price therefor to the order of the Issuer in same day funds by such means as shall be acceptable to the Issuer and the related Original Purchasers; provided that in no event shall the Co-Placement Agent engage in any principal transactions in the Notes in connection therewith. Such payment shall be made upon authorization from the related Original Purchasers against delivery of such Notes.

ARTICLE III

COSTS AND EXPENSES

Section 3.1 The Issuer shall pay all costs and expenses incidental to the performance of the obligations of the Issuer hereunder, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Article IX hereof, including without limitation:

(a) all costs, expenses and taxes in connection with the preparation, printing, issuance, sale and delivery of the Notes, including any documentary stamp or similar issue tax and any related interest or penalties incident to the issue, sale and delivery of the Notes;

(b) all fees and expenses of the Issuer’s counsel, accountants and other advisers;

(c) all costs and expenses in connection with the preparation, production and distribution of the Transaction Documents, the Preliminary Offering Circulars, the Final Offering Circular, any other Offering Documents and all other documents and all amendments and supplements thereto relating to the issuance, offering and sale of the Notes;

(d) all fees and expenses incurred in connection with the formation of the Issuer;

(e) all fees and expenses of the Collateral Trustee and its counsel;

(f) all fees and expenses incurred in connection with the rating of the Secured Notes by Fitch and S&P, as applicable;

(g) the structuring and placement fees payable to the Initial Purchaser as set forth in the amended and restated engagement letter dated as of February 18, 2025 (the “Engagement Letter”) and the Initial Purchaser’s and the Co-Placement Agent’s costs (including legal fees and expenses) incurred in connection with the issuance, offering and sale (or placement, as applicable) of the Subject Notes and the preparation and execution of this Agreement in accordance with the terms of the Engagement Letter; and

(h) the legal fees and expenses incurred by the Collateral Manager.

Section 3.2 [Reserved].

Section 3.3 In order to provide for the payment on the Closing Date, or promptly thereafter, of the costs and expenses payable pursuant to Section 3.1 above, the Issuer authorizes BNPP to withhold from the purchase price payable by BNPP pursuant to Section 1.1 above an amount sufficient to pay such costs and expenses as estimated on the Closing Date by BNPP, and on the Closing Date, or as promptly thereafter as practicable, to pay all such costs and expenses from such withheld funds and deposit in the Collection Account any excess of the amount so withheld over the amount necessary to pay such costs and expenses; provided that BNPP may, at its option, cause the Collateral Trustee to pay such costs and expenses as agreed between BNPP and the Collateral Trustee. BNPP shall provide the Issuer with an itemization of the use of such withheld amounts in reasonable detail, and with receipts or statements for the related expenditures to the extent available, upon request from the Issuer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 The Issuer represents and warrants to, and covenants and agrees with, the Initial Purchaser and the Co-Placement Agent that, on and as of the date hereof (unless otherwise specified below) and the Closing Date:

(a) the Issuer is duly formed and is validly existing as a limited liability company under the laws of the State of Delaware; and the Issuer (i) has the power and authority to issue and sell the Notes and to incur the Class A-L Loans, to enter into the Transaction Documents, and to undertake and perform the obligations expressed to be assumed by it herein and therein, (ii) has taken all necessary action to approve and to authorize the same, and (iii) is lawfully qualified to do business and is in good standing in those jurisdictions in which it conducts business, except where the failure to be so qualified or in good standing would not have a material adverse effect on its business or financial condition or would otherwise not be material in the context of the issuance, offering and sale of the Notes or the incurrence of the Class A-L Loans;

(b) each of this Agreement and the other Transaction Documents to which the Issuer is a party has been duly authorized by the Issuer and, when duly executed and delivered on the Closing Date, shall constitute, legal, valid and binding obligations of the Issuer, except as such obligations may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally and the application of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and except as any rights to indemnity may be limited by U.S. federal and state securities laws and public policy considerations underlying such laws;

(c) the issue and sale of the Notes to the Initial Purchaser or the initial investors therein have been duly authorized by the Issuer; and the Notes, when duly executed, authenticated, issued and delivered in accordance with the Indenture, and when registered in the Note register and paid for in full by the Initial Purchaser for resale to the related Original Purchasers or by the Original Purchasers, as applicable, in accordance with the Indenture and the terms hereof, and, in the case of Subordinated Notes, the provisions of the related purchaser representation letters or subscription agreements, as applicable, shall constitute legal, valid and binding obligations of the Issuer entitled to the benefits provided by the Indenture, except as such obligations may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors or shareholders generally and the application of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law);

(d) the authorized and issued membership interests or other equity capital of the Issuer is as described in the Final Offering Circular and all of its issued membership interests or other equity capital has been validly issued and is fully paid;

(e) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue, sale or delivery of the Notes, except for those which have been obtained and are in full force and effect, and no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the execution, delivery or performance by the Issuer of this Agreement or the Transaction Documents to which it is a party or the consummation of the other transactions contemplated hereby or thereby, except for those which have been duly made or obtained and such as may be required under the state securities or blue sky laws in any jurisdiction in connection with the issuance, offering and sale of the Notes by the Issuer, except where the failure to obtain such consent, approval, authorization, order, registration or qualification would not have a material adverse effect on the business or financial condition of the Issuer and would not be material in the context of the issuance, offering and sale of the Notes;

(f) the execution and delivery of this Agreement and the Transaction Documents to which the Issuer is party, the issuance, offering and sale of the Notes and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents (and compliance with the terms thereof) do not and shall not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the organizational documents of the Issuer; and the execution and delivery of this Agreement and the Transaction Documents, the issuance, offering and sale of the Notes, the incurrence of the Class A-L Loans and the consummation of the other transactions contemplated by this Agreement and the Transaction Documents (and compliance with the terms thereof) do not and shall not conflict with or result in a breach of any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which it or any of its properties is bound, or infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except for such conflicts, breaches, defaults or infringements that would not have a material adverse effect on the business or financial condition of the Issuer and would not be material in the context of the issuance, offering and sale of the Notes;

(g) the Final Offering Circular is, as of the date thereof and at the Closing Date, true and accurate in all material respects and did not and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Final Offering Circular, as of its date, did contain and, as of the Closing Date, contains all information with regard to the Issuer and the Debt, which is material in the context of the issuance, offering and sale of the Notes; provided that this representation and warranty does not apply to, and the Issuer makes no representation or warranty as to, statements or omissions made in the Final Offering Circular or any amendment of or supplement thereto in reliance upon and in conformity with written information about the Initial Purchaser or the Co-Placement Agent furnished in writing to the Issuer by or on behalf of the Initial Purchaser or the Co-Placement Agent, as applicable, specifically for inclusion therein. The Issuer hereby acknowledges that the only information that has been furnished to the Issuer by or on behalf of (i) the Initial Purchaser expressly for use in the Final Offering Circular (or any amendment or supplement thereto) are its name and address and the information related to the Initial Purchaser in the Final Offering Circular under the heading “Risk Factors—Relating to Certain Conflicts of Interest— Certain conflicts of interest regarding the Initial Purchaser and its Affiliates” and in the first and fourth paragraph under the heading “Plan of Distribution” (the “Initial Purchaser Information”) and (ii) the Co-Placement Agent expressly for use in the Final Offering Circular (or any amendment or supplement thereto) are its name and address and the information related to the Co-Placement Agent in the Final Offering Circular under the heading “Risk Factors—Relating to Certain Conflicts of Interest—The Issuer will be subject to various conflicts of interest involving Apollo Global Securities and its Affiliates” (the “Co-Placement Agent Information”);

(h) the Issuer has authorized the Initial Purchaser and the Co-Placement Agent to use the Offering Documents in connection with the offer and resale of the Purchased Notes;

(i) there are no pending actions, suits or proceedings against or affecting the Issuer or any of its properties and, to the best of the Issuer’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

(j) no event has occurred or is continuing which would, had the Debt already been issued (whether or not with the giving of notice and/or the passage of time and/or the fulfillment of any other requirement), constitute an Event of Default (under and as defined in the Indenture);

(k) neither the Issuer nor any of its properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the State of Delaware;

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) as of the Closing Date, the Notes will meet the requirements of Rule 144A(d)(3) under the Securities Act;

(p) the Issuer has not taken, directly or indirectly, any action prohibited by Regulation M under the Exchange Act;

(q) [reserved];

(r) none of the Issuer, its affiliates (as that term is defined in Rule 501(b) of Regulation D under the Securities Act, each, an “Affiliate”), or any Person authorized to act on its behalf (other than the Initial Purchaser, as to whom no representation is made) has engaged or will engage in any directed selling efforts (as that term is defined in Regulation S) in connection with the offering or sale of the Notes, and the Issuer and its Affiliates and any Person acting on its behalf (other than the Initial Purchaser, as to whom no representation is made) has complied and will comply with the offering restrictions requirement of Rule 903 of Regulation S. The Issuer has not entered into any contractual agreement with respect to the distribution of the Notes except for (i) in the case of the Purchased Notes, the arrangements with the Initial Purchaser hereunder and (ii) in the case of the Subordinated Notes, under the related subscription agreements;

(s) none of the Issuer, any of its Affiliates or any Person authorized to act on their behalf (other than the Initial Purchaser, as to whom no representation is made) has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering or sale of the Notes in the United States or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Accordingly, the Issuer acknowledges that the Notes may not be offered or sold, directly or indirectly, and no Offering Circular or any advertisements in connection with the Notes may be distributed or published, in or from any country or jurisdiction except under circumstances that shall result in compliance with any applicable rules and regulations of any such country or jurisdiction;

(t) as of the Closing Date, based on representations by the Initial Purchaser and the Co-Placement Agent in Section 6.1(c) hereof and the consideration of such factors as the Issuer and its counsel deem necessary or appropriate and based on the transfer restriction provisions set forth in the Indenture, the Issuer has a reasonable belief that the initial sales and subsequent transfers of the Notes shall be limited to Persons who are:

(i) (A) “qualified institutional buyers” (“Qualified Institutional Buyers”) as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act or (B) solely in the case of Certificated Notes, institutional “accredited investors” (“IAIs”) as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act (“Regulation D”), in each case with respect to clauses (A) and (B), that are also (x) “qualified purchasers” (“Qualified Purchasers”) as such term is defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and the various rules relating thereto and promulgated thereunder for purposes of Section 3(c)(7) of the Investment Company Act, or (y) entities owned exclusively by Qualified Purchasers; or

(ii) in the case of Secured Notes only, (x) not “U.S. Persons” (as defined in Regulation S) that are also Qualified Purchasers and (y) purchasing the Notes in offshore transactions in accordance with Rule 903 or 904 of Regulation S;

(u) no forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in any of the Preliminary Offering Circulars or the Final Offering Circular has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;

(v) on the Closing Date (i) the Issuer has the power to grant a security interest in the Collateral Obligations included in the Assets and has taken all necessary actions to authorize the granting of that security interest; (ii) after giving effect to the termination and release letter, the Issuer is the sole owner of the Collateral Obligations included in the Assets, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest granted pursuant to the Indenture or as otherwise contemplated by the Indenture; (iii) after giving effect to the termination and release letter, the Collateral Trustee has a valid and perfected first priority security interest in the Collateral Obligations included in the Assets (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Issuer gives the notices and takes the action required of it under relevant law for perfection of that interest), subject to no prior security interest, lien or encumbrance except as contemplated by the Indenture; and (iv) the performance by the Issuer of its obligations under the Indenture will not result in the creation of any security interest, lien or other encumbrance on any Collateral Obligations included in the Assets except as contemplated by the Indenture;

(w) the Issuer possesses, and immediately after giving effect to the consummation of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents shall possess, all material licenses, certificates, authorizations and permits issued by, and has made, and immediately after giving effect to the consummation of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents shall have made, all declarations and filings with the appropriate federal, state, local or non-U.S. regulatory agencies or bodies which are necessary for the ownership of its respective properties or the conduct of its respective businesses as described in the Final Offering Circular, except where the failure to possess or make the same would not reasonably be expected to have, singularly or in the aggregate, a material adverse effect with respect to the Issuer, and the Issuer has received notification of any revocation or modification of any such license, certificate, authorization or permit and has no reason to believe that any such license, certificate, authorization or permit shall not be renewed, except where such revocation, modification or non-renewal would not reasonably be expected to have, singularly or in the aggregate, a material adverse effect with respect to the Issuer;

(x) the Issuer is a newly formed entity and has not yet been required to file any Tax Return (as defined below) in any applicable jurisdiction. The charges, accruals and reserves on the books of the Issuer in respect of Taxes are adequate. For purposes of this Agreement, the term Taxes shall mean all U.S. federal, state, local or non-U.S. income, payroll, employee withholding, unemployment insurance, social security, sales use, service use, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, transfer, workers’ compensation, severance, windfall profits, environmental (including taxes under Section 59A of the United States Internal Revenue Code of 1986, as amended), or other tax of the same or of a similar nature, including any interest, penalty or addition thereto, whether disputed or not, and the term “Tax Return” shall mean any return, declaration, report, form, claim for refund or information return or statement relating to Taxes or income subject to taxation, or any amendment thereto, and including any schedule or attachment thereto;

(y) neither the Issuer nor the pool of Assets is, nor shall be immediately after giving effect to the consummation of the Transaction and the other transactions contemplated by this Agreement and the Transaction Documents, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act, and the rules and regulations of the SEC thereunder or (ii) required to be registered under the Investment Company Act, nor shall the offer and issuance of the Notes as contemplated by this Agreement, the Indenture and the Final Offering Circular result in a violation of the Investment Company Act;

(z) the Issuer is not, nor immediately after giving effect to the consummation of the Transaction and the other transactions contemplated by this Agreement and the Transaction Documents shall be, required to be registered under the United States Commodity Exchange Act, as amended, as a “commodity pool”;

(aa) the issuance, offering and sale or placement of the Subject Notes by the Issuer to the Initial Purchaser or the Co-Placement Agent, as applicable, hereunder or the initial investors therein shall not involve any non-exempt prohibited transaction (as such term is defined in Section 406(a) of ERISA and Section 4975(c)(1)(A)-(D) of the United States Internal Revenue Code of 1986, as amended). The Issuer does not maintain an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA;

(bb) it is not necessary, in connection with the issuance, offer, sale and delivery of the Notes by the Issuer and the initial resale of the Purchased Notes by the Initial Purchaser or the placement of the Placed Notes by the Co-Placement Agent and its agents (if any), or the issuance, offer, sale and delivery of any Notes sold directly by the Issuer to Original Purchasers, in each case in the manner contemplated by this Agreement and the Final Offering Circular, to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, or the rules and regulations of the SEC applicable to an Indenture that is qualified thereunder (assuming compliance by the Initial Purchaser and the Co-Placement Agent and their respective Affiliates with the representations, warranties and undertakings of the Initial Purchaser and the Co-Placement Agent contained herein), and none of the Issuer, any of its Affiliates or any Person authorized to act on their behalf (except for the Initial Purchaser and the Co-Placement Agent, as to whom no representation is made) has made offers or sales of any security (as defined in the Securities Act), or solicited offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act;

(cc) each certificate representing a Note shall bear the legend contemplated by the Final Offering Circular for the time period and upon the other terms stated in the Final Offering Circular;

(dd) since the dates as of which information is given in the Offering Documents, except as stated therein or contemplated thereby, (i) there has been no event or development (other than any decline in the value of the Assets), involving the Issuer that has resulted, or can reasonably be expected to result, in a material adverse effect with respect to the Issuer, (ii) there have been no transactions entered into by the Issuer, other than those in the ordinary course of business or that are described in the Final Offering Circular, which are material with respect to the Issuer and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Issuer;

(ee) the Issuer acknowledges and agrees that: (i) the purchase and sale of the Purchased Notes pursuant to this Agreement, including the determination of the offering price of the Purchased Notes and any related discounts and commissions, is an arm’s length transaction between the Issuer, on the one hand, and the Initial Purchaser or the Co-Placement Agent, on the other hand, and the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transaction; (ii) in connection with the Transaction and the process leading to the Transaction the Initial Purchaser or the Co-Placement Agent is and has been acting solely as the initial purchaser or placement agent, as applicable, of the Purchased Notes and is not the financial advisor, agent or fiduciary of any of the Issuer or its affiliates, stockholders, members, creditors or employees or any other party; (iii) neither the Initial Purchaser nor the Co-Placement Agent has assumed nor shall it assume an advisory, agency or fiduciary responsibility in favor of the Issuer with respect to the Transaction or the process leading thereto (irrespective of whether the Initial Purchaser or the Co-Placement Agent has advised or is currently advising the Issuer on other matters) or any other obligation to the Issuer except the obligations expressly set forth in this Agreement; (iv) the Initial Purchaser and the Co-Placement Agent and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and that the Initial Purchaser and the Co-Placement Agent each has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Initial Purchaser nor the Co-Placement Agent has provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Issuer has consulted its own advisors to the extent it deemed appropriate and the Issuer is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Initial Purchaser nor the Co-Placement shall have any responsibility or liability to the Issuer with respect to any legal, accounting, regulatory, investment or tax matters.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer, the Co-Placement Agent and the Initial Purchaser, with respect to the subject matter of this Section 4.1(ee). The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims that the Issuer may have against the Initial Purchaser or the Co-Placement Agent with respect to any breach or alleged breach of agency or fiduciary duty;

(ff) the Issuer has given a written representation and undertaking to each Rating Agency that it will take the actions specified in paragraphs (a)(3)(iii)(A) through (D) of Rule 17g-5 of the Exchange Act (Rule 17g-5) with respect to the Secured Notes rated by such Rating Agency, and it has complied with each such representation and undertaking; and

(gg) with respect to the Issuer, its subsidiaries, the managers, directors and officers of the Issuer and its subsidiaries, and, to their best knowledge, their respective agents and employees, their respective affiliates and their respective affiliates’ respective managers, directors, officers, agents and employees:

(i) none of the foregoing has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Issuer and its affiliates have instituted and maintain policies and procedures designed to prevent violation of any such laws, regulations or rules; and

(ii) none of the foregoing is a Person that is, or is owned or controlled by one or more Persons that are (A) the target of any Sanctions or a Person with whom dealings are restricted or prohibited by any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, the French Republic or His Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”; any such Person, a “Sanctioned Person”) or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

Section 4.2 The Issuer represents and warrants to, and covenants and agrees with, the Initial Purchaser and the Co-Placement Agent as to the matters set forth in Schedule 1 hereto.

Section 4.3 Each of the Initial Purchaser and the Co-Placement Agent represents and warrants to, and covenants and agrees with, the Issuer as to the matters set forth in Schedule 1 hereto. Each of the Initial Purchaser and the Co-Placement Agent represents that it is a U.S. corporation for U.S. federal income tax purposes and shall provide the Issuer with a properly completed and executed IRS Form W-9 upon becoming a party hereto.

ARTICLE V

CERTAIN AGREEMENTS OF THE ISSUER

The Issuer covenants and agrees with the Initial Purchaser and the Co-Placement Agent as follows:

Section 5.1 The Issuer shall use its best efforts to obtain on or prior to the Closing Date all government authorizations required in connection with the issuance and sale of the Notes to be issued and the Class A-L Loans to be incurred on such date and the performance of its obligations hereunder and under the Transaction Documents to which the Issuer is a party, and to cause such authorizations to be continued in effect so long as any of the Debt remain outstanding; provided that in no event shall the Issuer be obligated in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process or to subject itself to taxation or other burdensome requirements in a jurisdiction in which it is not already so subject.

Section 5.2 The Issuer shall furnish to the Initial Purchaser and the Co-Placement Agent, without charge, as soon as practicable and thereafter from time to time prior to the completion of the distribution of the Subject Notes, as many copies of the Final Offering Circular and of any amendments or supplements thereto as the Initial Purchaser and the Co-Placement Agent may reasonably request.

Section 5.3 If at any time prior to the earlier of (a) the completion of the distribution of the Subject Notes (as determined by the Initial Purchaser and the Co-Placement Agent); and (b) the 90th day following the Closing Date (the “Offering Period”), any event occurs or condition exists as a result of which the Offering Documents as then amended or supplemented would contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it shall be necessary at any time to amend or supplement the Final Offering Circular to comply with applicable law, the Issuer shall promptly so notify the Initial Purchaser and the Co-Placement Agent, instruct the Initial Purchaser and the Co-Placement Agent promptly to suspend solicitation of offers to purchase the Purchased Notes and, upon the request of the Initial Purchaser and the Co-Placement Agent, the Issuer shall at its own expense, (i) prepare and furnish to the Initial Purchaser and the Co-Placement Agent, subject to prior review by the Initial Purchaser and the Co-Placement Agent as provided by the following Section 5.4, an amendment or supplement to the Final Offering Circular that will correct such statement or omission or effect such compliance; and (ii) supply any amended or supplemented Final Offering Circular to the Initial Purchaser and the Co-Placement Agent in such quantities as the Initial Purchaser and the Co-Placement Agent may reasonably request, and the Initial Purchaser and the Co-Placement Agent agrees not to use any prior version of the Offering Documents in connection with the offer or sale of the Purchased Notes following receipt of such notice.

Section 5.4 The Issuer shall not publish any amendment or supplement to the Final Offering Circular unless the Initial Purchaser and the Co-Placement Agent have been previously advised of, and furnished with a copy for review of, any such proposed amendment or supplement, and the Issuer shall not publish any such proposed amendment or supplement to which the Initial Purchaser and the Co-Placement Agent reasonably objects unless counsel to the Issuer advises the Issuer, in a written opinion, with a copy to the Initial Purchaser and the Co-Placement Agent, that (i) without such proposed amendment or supplement the Final Offering Circular, as then amended or supplemented, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) such proposed amendment or supplement is required pursuant to an order of a regulatory authority having jurisdiction over the Issuer.

Section 5.5 Subject to the foregoing, the Issuer shall prepare promptly, upon the reasonable request of the Initial Purchaser, any amendments of or supplements to the Final Offering Circular that in the opinion of the Initial Purchaser may be reasonably necessary to enable the Initial Purchaser to continue to resell the Purchased Notes, subject to the approval of the Initial Purchaser’s counsel.

Section 5.6 Within six months prior to the issuance of the Purchased Notes, the Issuer and its Affiliates or any Person authorized to act on their behalf have not offered, sold, contracted to sell or otherwise disposed of and, within six months following the issuance of the Purchased Notes, shall not offer, sell, contract to sell or otherwise dispose of any Notes or any securities of the same or similar class as the Notes, under circumstances that would require registration of the Notes under the Securities Act (it being understood that the Issuer makes no such representation as to the activities of the Initial Purchaser or the Co-Placement Agent hereunder).

Section 5.7 The Issuer shall use the proceeds from the sale of the Notes in the manner described in the Final Offering Circular under the caption “Use of Proceeds”.

Section 5.8 Except as permitted by the Securities Act, prior to notice to and review by the Initial Purchaser and the Co-Placement Agent, the Issuer will not publish or distribute any offering material in connection with the offering of the Notes, unless the Initial Purchaser and the Co-Placement Agent shall have consented to the publication or use thereof.

Section 5.9 None of the Issuer, any of its Affiliates or any Person authorized to act on its behalf (except for the Initial Purchaser and the Co-Placement Agent, as to whom no representation is made) shall engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Notes to any U.S. Person (as that term is defined in Regulation S).

Section 5.10 The Issuer shall advise the Initial Purchaser and the Co-Placement Agent, promptly after they shall receive notice or obtain knowledge thereof, of the suspension of the qualification of the Secured Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and, in the event of the issuance of any order suspending any such qualification, to use promptly commercially reasonable efforts to obtain its withdrawal.

Section 5.11 The Issuer shall promptly and from time to time during the Offering Period take such action as the Initial Purchaser or the Co-Placement Agent may reasonably request to qualify the applicable Subject Notes for offering and sale in a manner not involving any public offering under the securities laws of such jurisdictions as the Initial Purchaser or the Co-Placement Agent may reasonably request.

Section 5.12 The Issuer shall at all times during the Offering Period extend, and use its best efforts to cause the Collateral Manager to extend, to each prospective investor the opportunity to ask questions of, and receive answers from, the Issuer and Collateral Manager concerning their respective businesses, managements and financial affairs, and the Notes and the terms and conditions of the offering thereof, and to obtain any information such prospective investors may consider necessary in making an informed investment decision or in order to verify the accuracy of the information set forth in the Offering Documents, to the extent the Issuer or the

Collateral Manager possesses the same or can acquire it without unreasonable effort or expense; provided that the Issuer shall permit, and shall use its best efforts to cause the Collateral Manager to permit, representatives of the Initial Purchaser and the Co-Placement Agent to be present at, or participate in, any meeting or telephone conference between the Issuer or the Collateral Manager and any prospective investor identified by the Initial Purchaser or the Co-Placement Agent, and shall give the Initial Purchaser and the Co-Placement Agent reasonable notice thereof, and the Issuer shall not furnish, and shall use its best efforts to cause the Collateral Manager not to furnish, any such written information to any such prospective investor without first giving the Initial Purchaser and the Co-Placement Agent a reasonable opportunity to review and comment on such information.

Section 5.13 The Issuer shall not solicit any offer to buy from or offer to sell to any Person any Subject Notes, except through the Initial Purchaser or the Co-Placement Agent.

Section 5.14 The Issuer will comply with the representations made by it to each Rating Agency in accordance with paragraph (a)(3)(iii) of Rule 17g-5 with respect to the Secured Notes rated by such Rating Agency.

Section 5.15 The Issuer will not offer any of the Notes in or to its own or any affiliated participant-directed employee plan.

Section 5.16 The Issuer shall, for so long as any Notes are outstanding and at any time that the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, upon request of any holder of Notes, furnish to such holder, and to any prospective purchaser or purchasers of Notes designated by such holder, information satisfying the requirements of Rule 144A(d)(4) under the Securities Act, it being agreed that this covenant is for the benefit of the holders from time to time of the Notes and prospective purchasers of the Notes designated by such holders.

Section 5.17 The Issuer shall cooperate with the Initial Purchaser and the Co-Placement Agent and use its best efforts to permit the Global Notes to be eligible for clearance and settlement through the facilities of the Depository Trust Company.

Section 5.18 So long as any Notes are outstanding, the Issuer shall not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and the rules and regulations of the SEC thereunder.

Section 5.19 So long as any Notes are outstanding, the Issuer shall maintain policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

Section 5.20 So long as any Notes are outstanding, the Issuer covenants and agrees that it will not, directly or indirectly, use the proceeds from the sale of the Purchased Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or any other Person for the purpose of financing or facilitating any activity of or transaction with any Person, or in any country or territory, that, at the time of such financing or facilitation, is a Sanctioned Person or Sanctioned Country, as applicable, or in any other manner that would result in a violation of Sanctions by any Person or entity.

ARTICLE VI

SELLING RESTRICTIONS

Section 6.1 Each of the Initial Purchaser and the Co-Placement Agent agrees to the following:

(a) to deliver the Final Offering Circular to each initial investor to whom it sells or places the Subject Notes;

(b) not to solicit offers for, or offer or sell, the Subject Notes by any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act);

(c) to solicit offers for the applicable Subject Notes only from, and to offer the applicable Subject Notes only to, investors that the Initial Purchaser and the Co-Placement Agent reasonably believes are:

(i) (A) Qualified Institutional Buyers or (B) solely in the case of Certificated Notes or IAIs, in each case with respect to clauses (A) and (B), that are also (x) Qualified Purchasers or (y) entities owned exclusively by Qualified Purchasers; or

(ii) in the case of Secured Notes only, (x) not “U.S. Persons” (as defined in Regulation S) that are also Qualified Purchasers and (y) purchasing the Purchased Notes in offshore transactions in accordance with Rule 903 or 904 of Regulation S;

(d) it will send to each other dealer to which it sells Purchased Notes pursuant to Regulation S during the “distribution compliance period” (as defined in Regulation S) a confirmation or other notice setting forth the restrictions on offers and sales of the Purchased Notes in non-offshore transactions or to, or for the account or benefit of, U.S. persons.

The Initial Purchaser agrees that it will purchase, re-sell and offer the Purchased Notes in accordance with the terms and conditions applicable to offers and sales of the Purchased Notes set forth in the Final Offering Circular. The Co-Placement Agent agrees that it will offer and place the Placed Notes in accordance with the terms and conditions applicable to offers and sales of the Placed Notes set forth in the Final Offering Circular.

The Issuer confirms that it has authorized the Initial Purchaser and the Co-Placement Agent to offer the applicable Subject Notes prior to the date hereof in a manner consistent with the foregoing and to use the Offering Documents in connection therewith.

Section 6.2 The Initial Purchaser represents and warrants that it is (i) a Qualified Institutional Buyer and (ii) a Qualified Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 The obligations of the Initial Purchaser and the Co-Placement Agent hereunder shall be subject to the accuracy in all material respects of the representations and warranties of the Issuer contained herein as of the date hereof, to the accuracy in all material respects of the statements of the Issuer made in any certificates delivered pursuant hereto on such date, to the performance by the Issuer of its obligations hereunder and to the following additional conditions:

(a) The Issuer shall have obtained all governmental authorizations required in connection with the issuance, offering and sale of the Notes, the incurrence of the Class A-L Loans, and the performance of its obligations hereunder and under the Transaction Documents to which the Issuer is a party.

(b) The Issuer shall have furnished to the Initial Purchaser a certificate of the Issuer signed on behalf of the Issuer by a manager, director, officer or the member of the Issuer dated the Closing Date, to the effect that:

(i) the Issuer has examined the Offering Documents, the Indenture, the Credit Agreements and this Agreement;

(ii) in the opinion of the Issuer the information in the Final Offering Circular (other than (A) the Collateral Manager Information included in the Final Offering Circular, (B) the Initial Purchaser Information and (C) the Co-Placement Agent Information included in the Final Offering Circular), as of the date thereof (including as of the date of any supplement thereto on or prior to the date of the certificate) and as of the Closing Date, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iii) the representations and warranties of the Issuer in the Indenture, the Credit Agreements and this Agreement are true and correct in all material respects on and as of the Closing Date; and

(iv) the Issuer has performed all of its obligations and satisfied all the conditions on its part to be satisfied at or prior to the Closing Date as set forth in the Indenture, the Credit Agreements and this Agreement.

(c) The Issuer shall have furnished to the Initial Purchaser and the Co-Placement Agent the opinion or opinions of Dechert LLP, special counsel to the Issuer, and Richards, Layton & Finger, P.A., Delaware counsel to the Issuer, each dated the Closing Date and in form and substance reasonably satisfactory to the Initial Purchaser and the Co-Placement Agent, to the effect set forth in the Indenture.

(d) The Collateral Trustee shall have furnished to the Initial Purchaser, the Co-Placement Agent and the Loan Agent the opinion of Nixon Peabody LLP, counsel to the Collateral Trustee and the Collateral Administrator, dated the Closing Date and in form and substance satisfactory to the Initial Purchaser and the Co-Placement Agent, to the effect set forth in the Indenture.

(e) The Collateral Manager shall have furnished to the Initial Purchaser and the Co-Placement Agent the opinions of Dechert LLP, counsel to the Collateral Manager, dated the Closing Date and in form and substance satisfactory to the Initial Purchaser and the Co-Placement Agent, to the effect set forth in the Indenture and Dechert LLP, counsel to the Collateral Manager, shall have furnished to the Initial Purchaser and the Co-Placement Agent its written letter with respect to the Final Offering Circular in relation to Rule 10b-5 under the Securities Act, addressed to the Initial Purchaser and the Co-Placement Agent, dated the Closing Date and in form and substance satisfactory to the Initial Purchaser and the Co-Placement Agent.

(f) The Class A-1a Notes, the Class A-1a-L1 Loans, the Class A-1a-L2 Loans, the Class A-1b Notes and the Class A-1b Loans are rated “AAA sf” by Fitch and “AAA (sf)” by S&P, the Class A-2 Notes are rated at least “AA(sf)” by S&P, the Class B Notes are rated at least “AA(sf)” by S&P and the Class C Notes are rated at least “BBB-(sf)” by S&P.

(g) The conditions precedent to the issuance of the Notes under the Indenture and the incurrence of the Class A-L Loans under the Credit Agreements and the conditions precedent to the performance by the Issuer of its obligations under the Indenture and the Credit Agreements shall have been satisfied or waived.

(h) The Collateral Manager shall have furnished to the Initial Purchaser a certificate, dated the Closing Date, signed by a senior executive officer of the Collateral Manager certifying that:

(i) the Collateral Manager has examined the Final Offering Circular;

(ii) the Collateral Manager Information included in the Final Offering Circular, as of the date thereof (including as of the date of any supplement thereto on or prior to the date of the certificate) and as of the Closing Date, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iii) as of the Closing Date, the Collateral Manager has no knowledge of the occurrence of any event or development with respect to the Collateral Manager or any of its Affiliates that could reasonably be expected to result in a material adverse effect on the issuance, offer or sale of the Notes as contemplated by the Offering Documents or on the ability of the Collateral Manager to perform, in all material respects, its obligations under the Collateral Management Agreement.

(i) [Reserved].

(j) The Transaction Documents shall have been duly executed and delivered on or before the Closing Date by or on behalf of the relevant parties thereto and in form and substance satisfactory to the Initial Purchaser and the Co-Placement Agent.

(k) Prior to the Closing Date, the Issuer shall furnish to the Initial Purchaser and the Co-Placement Agent such further information, certificates and documents as the Initial Purchaser and the Co-Placement Agent may reasonably request.

Section 7.2 All opinions, certificates, letters and documents delivered pursuant to this Agreement will comply with the provisions hereof only if they are satisfactory in all respects to the Initial Purchaser and the Co-Placement Agent. The Issuer shall furnish to the Initial Purchaser and the Co-Placement Agent such conformed copies of such opinions, certificates, letters and documents in such quantities as the Initial Purchaser and the Co-Placement Agent shall reasonably request.

Section 7.3 If any of the conditions specified in this Article VII shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions, letters, documents and certificates referred to in or contemplated by this Agreement shall not be in all respects reasonably satisfactory in form and substance to the Initial Purchaser and the Co-Placement Agent and its counsel, this Agreement and all obligations of the Initial Purchaser and the Co-Placement Agent hereunder may be canceled by BNPP on, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Subject to the Priority of Payments and Section 15.1(b) hereof, the Issuer agrees to indemnify and hold harmless the Initial Purchaser, the Co-Placement Agent and each Person, if any, who controls the Initial Purchaser or the Co-Placement Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and the respective affiliates, officers, directors and employees of the Initial Purchaser or Co-Placement Agent and each such Person, against any losses, claims, damages or liabilities, joint or several, to which the Initial Purchaser or Co-Placement Agent or such controlling person and the respective affiliates, officers, directors and employees of the Initial Purchaser or Co-Placement Agent and each such Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are connected with the consummation of the transactions contemplated by the Preliminary Offering Circulars or Final Offering Circular or the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement or the Transaction Documents, which indemnity shall include any losses, claims, damages or liabilities that are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents or any amendment or supplement thereto; or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing indemnity shall not apply to any losses, claims, damages or liabilities caused by any such untrue statement or omission or alleged untrue statement or omission based upon (i) in the case of BNPP, the Initial Purchaser Information or (ii) in the case of AGS, the Co-Placement Agent Information. The Issuer shall reimburse, as incurred, the Initial Purchaser or Co-Placement Agent and each such affiliate, officer, director, employee or controlling person for any legal or other expenses reasonably incurred by the Initial Purchaser or Co-Placement Agent and each such affiliate, officer, director, employee or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement shall be in addition to any liability that the Issuer may otherwise have.

Section 8.2 The Initial Purchaser agrees to indemnify and hold harmless the Issuer, its managers, members, directors, officers and each Person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities that are based upon any untrue statement or alleged untrue statement of any material fact contained in the Initial Purchaser Information; or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Co-Placement Agent agrees to indemnify and hold harmless the Issuer, its managers, members, directors, officers and each Person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities that are based upon any untrue statement or alleged untrue statement of any material fact contained in the Co-Placement Agent Information; or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.3 In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity will be sought pursuant to Section 8.1 or 8.2, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity will be sought (the “indemnifying party”) in writing; provided that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have under this Article VIII except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Article VIII. The indemnifying party, upon request of the indemnified party, shall retain counsel satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (iii) the indemnifying party fails to retain counsel as provided in the preceding sentence, or (iv) if there are more than one indemnified parties to a proceeding and such parties do not agree to retain the same counsel, each such indemnified party shall have the right to retain its own counsel. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchaser or the Co-Placement Agent, as applicable, in the case of parties indemnified pursuant to Section 8.1, and by the Issuer, in the case of parties indemnified pursuant to Section 8.2. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party, and (ii) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 8.4 To the extent the indemnification provided for in Section 8.1 or 8.2 is unavailable to an indemnified party or is insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer from the offering of the Notes on the one hand and the benefits received by the Initial Purchaser or the Co-Placement Agent on the other hand from the sale and purchase of applicable Subject Notes hereunder or (ii) if the allocation provided by clause 8.4(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8.4(i) above but also the relative fault of the Issuer on the one hand and of the Initial Purchaser or Co-Placement Agent, as applicable, on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. Benefits received by the Issuer shall be deemed to be equal to the total net proceeds from the sale of the Purchased Notes hereunder (before deducting expenses), including the amount (immediately prior to retirement) of any liabilities retired in exchange for the Subject Notes sold hereunder, and benefits received by the Initial Purchaser or the Co-Placement Agent shall be deemed to be equal to the total purchase discounts and commissions received by the Initial Purchaser or the Co-Placement Agent from the Issuer in connection with the purchase of the applicable Subject Notes hereunder. The relative fault of the Issuer on the one hand and of the Initial Purchaser or the Co-Placement Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or by the Initial Purchaser or the Co-Placement Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 8.5 The Issuer, the Co-Placement Agent and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Article VIII were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8.4 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article VIII, neither the Initial Purchaser nor the Co-Placement Agent shall be required to make contributions hereunder that in the aggregate exceed the amount by which (a) the sum of, without duplication, (i) any commission applicable to the Purchased Notes purchased by the Initial Purchaser or any placement fees paid to the Co-Placement Agent hereunder plus (ii) the total underwriting discounts received by the Initial Purchaser or any placement fees paid to the Co-Placement Agent over the total price paid to the Issuer for the Subject Notes exceeds (b) the aggregate amount of any damages that the Initial Purchaser or the Co-Placement Agent has otherwise been required to pay in respect of the same or any substantially similar claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8.5, each Person, if any, who controls the Initial Purchaser or Co-Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each director, officer, employee and agent of the Initial Purchaser or Co-Placement Agent shall have the same rights to contribution as the Initial Purchaser or Co-Placement Agent, and each director and officer of the Issuer shall have the same rights to contribution as the Issuer, subject to the applicable terms and conditions of this Section 8.5.

Section 8.6 The indemnity and contribution provisions contained in this Article VIII and the representations, warranties and other statements of the Issuer contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement; (ii) any investigation made by or on behalf of the Initial Purchaser or Co-Placement Agent or any Person controlling the Initial Purchaser or Co-Placement Agent or by or on behalf of the Issuer or its officers or directors or any Person controlling the Issuer; and (iii) acceptance of and payment for any of the Purchased Notes.

Section 8.7 The remedies provided for in this Article VIII are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1 Each of the Initial Purchaser and the Co-Placement Agent, in its absolute discretion, by notice to the Issuer prior to delivery of and payment for the Subject Notes, may terminate this Agreement and the obligations of the Issuer, the Co-Placement Agent and the Initial Purchaser hereunder (except as expressly provided in Section 10.1) if, prior to such time:

(a) the Issuer shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto;

(b) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade;

(c) a general moratorium on commercial banking activities in New York shall have been declared by the relevant federal or New York authorities;

(d) there shall have occurred any outbreak or escalation of hostilities or any other insurrection or armed conflict involving the United States, or any change in financial markets, political or economic conditions, currency exchange rates or controls, or any calamity or crisis, that in the sole judgment of the Initial Purchaser or the Co-Placement Agent, is material and adverse, and makes it impracticable or inadvisable to proceed with the offering, marketing or delivery of the Notes as contemplated by the Offering Documents, as amended as of the date hereof; or

(e) there shall have occurred a terrorist attack or similar hostilities against the United States and/or its citizens and/or their respective properties within the states and territories of the United States or in foreign countries, that in the sole judgment of the Initial Purchaser or the Co-Placement Agent, is material and adverse, and makes it impracticable or inadvisable to proceed with the offering, marketing or delivery of the Notes as contemplated by the Offering Documents, as amended as of the date hereof.

Section 9.2 Termination of this Agreement pursuant to Section 9.1 shall be without liability of any party to any other party except for any liability arising before or in relation to such termination.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC

Section 10.1 The respective agreements, representations, warranties, covenants, indemnities and other statements made by or on behalf of the Issuer or its officers, the Co-Placement Agent and the Initial Purchaser, respectively, pursuant to this Agreement, shall remain in full force and effect (in the case of the Issuer, regardless of any investigation or any statements as to the results thereof made by or on behalf of the Initial Purchaser or Co-Placement Agent or any officer, director, employee or controlling person of the Initial Purchaser or the Co-Placement Agent) and shall survive offering and delivery of the Purchased Notes. The provisions of this Section 10.1, Articles III, IV and VIII and Section 15.1 shall survive the termination of this Agreement.

ARTICLE XI

INFORMATION SUPPLIED BY THE INITIAL PURCHASER; DISTRIBUTION OF OFFERING DOCUMENTS

Section 11.1 The Initial Purchaser Information constitutes the only information furnished by the Initial Purchaser to the Issuer for the purposes of Section 4.1(g), Section 8.1 and Section 8.2 hereof. The Co-Placement Agent Information constitutes the only information furnished by the Co-Placement Agent to the Issuer for the purposes of Section 4.1(g), Section 8.1 and Section 8.2 hereof.

ARTICLE XII

NOTICES

Section 12.1 All communications hereunder shall be in writing and shall be sufficient in all respects if delivered in person, sent by registered mail or by facsimile and confirmed to it:

(a)	in the case of the Initial Purchaser:

BNP Paribas Securities Corp.

787 7th Avenue

New York, New York 10019

Attention: Fixed Income Structuring and Legal Dept.

(b)	in the case of the Co-Placement Agent:

Apollo Global Securities, LLC

9 West 57th Street

New York, NY 10019

(c)	in the case of the Issuer:

ADL CLO 1 LLC

c/o Apollo Debt Solutions BDC

9 West 57th Street, 41st Floor,

New York, New York 10019

Attention: Kristin Hester

Email: ADSFinance@Apollo.com; RegulatedFundsLegal@Apollo.com

with a copy to the Collateral Manager:

Apollo Debt Solutions BDC

9 West 57th Street, 17th Floor

New York, New York 10019

Section 12.2 Any notice under this Article XII shall take effect, in the case of delivery, at the time of delivery and, in the case of telex or facsimile, at the time of dispatch.

ARTICLE XIII

CONSENT TO JURISDICTION

Section 13.1 The Issuer hereby irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of any New York State or United States federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding against the Issuer arising out of or relating to this Agreement, the Offering Documents or the Notes (“Proceedings”), and the Issuer hereby irrevocably agrees that all claims against it in respect of such action or proceeding may be heard and determined in any of such courts. To the fullest extent permitted by applicable law, the Issuer agrees that a final judgment obtained in any such court described above in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other manner provided by law. On the Closing Date, the Issuer shall irrevocably designate and appoint Corporation Service Company, whose address is 19 West 44th Street, Suite 200, New York, NY 10036, as its agent to receive service of process in any proceedings in the City and County of New York; provided that failure to deliver any such copy to the Issuer or in care of the Issuer shall not affect the validity or effectiveness of any such service of process. The Issuer agrees that service of process on the aforementioned agent and written notice of such service to the Issuer as provided above shall be deemed in every respect effective service of process.

Section 13.2 To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any such court referred to above, or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives, to the extent permitted by applicable law, such immunity in respect of its obligations under this Agreement.

Section 13.3 The Issuer hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in such respective courts referred above.

ARTICLE XIV

WAIVER OF JURY TRIAL RIGHT

Section 14.1 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each of the parties hereby (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver; and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

ARTICLE XV

MISCELLANEOUS

Section 15.1 (a) The Initial Purchaser and the Co-Placement Agent each covenants and agrees that, prior to the date which is one year and one day or, if longer, the applicable preference period then in effect plus one day after the payment in full of all of the Notes issued by the Issuer, the Class A-L Loans and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer, it shall not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, winding-up, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy, winding-up, insolvency, reorganization or similar law in any jurisdiction. Nothing in this Section 15.1(a) shall preclude, or be deemed to estop, the Initial Purchaser or the Co-Placement Agent (i) from taking any action prior to the expiration of the aforementioned period in (A) any case, suit, action or proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency case, suit, action or proceeding filed or commenced by a Person other than the Initial Purchaser or the Co-Placement Agent or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation case, suit, action or proceeding.

(b) Notwithstanding any other provision of this Agreement, the obligations of the Issuer from time to time and at any time hereunder are limited-recourse obligations payable solely from the Assets available at such time in accordance with the Priority of Payments and following realization thereof and reduction thereof to zero, all obligations of and all claims against the Issuer hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive. No recourse may be had under this Agreement against any employee, officer, partner, member, manager or director of any party hereto (collectively, the “Associated Persons”), in respect of the transactions contemplated by this Agreement, it being expressly agreed and understood that this Agreement is solely an obligation of each of the parties hereto and that no personal liability whatever shall attach to or be incurred by any Associated Person under or by reason of the obligations, representations and agreements of the parties contained in this Agreement, or implied therefrom.

Section 15.2 If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), shall continue in full force and effect, and such unenforceability, invalidity, or illegality shall not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement shall not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

Section 15.3 This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement; provided that no electronic signatures may be affixed through the use of a third-party service provider.

Section 15.4 This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns and, with respect to Article VIII hereof, the affiliates, officers, managers, members, directors, employees and controlling Persons thereof, and no other Person shall have any right or obligation hereunder. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that a party may make a transfer of all (but not less than all) of its rights and obligations under this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement). Any purported transfer that is not in compliance with this provision will be void.

Section 15.5 This Agreement may not be amended, changed, modified or terminated except by the parties hereto in writing.

Section 15.6 This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

Section 15.7 If this Agreement is executed by or on behalf of any party hereto by a Person acting under a power of attorney given by such party, such Person hereby states that at the time of execution hereof such Person has no notice of revocation of the power of attorney by which such Person has executed this Agreement as such attorney.

Section 15.8 Nothing contained in this Agreement (i) shall prevent the Initial Purchaser or the Co-Placement Agent from entering into any agency agreements, underwriting agreements or other similar agreements governing the offer and sale of securities with any issuer or issuers of securities; or (ii) shall be construed in any way as precluding or restricting the Initial Purchaser’s or the Co-Placement Agent’s right to sell or offer for sale any securities issued by any Person, including securities similar to, or competing with, any of the Notes.

ARTICLE XVI

RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

Section 16.1 In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a State of the United States.

Section 16.2 In the event that a Covered Party or any BHC Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a State of the United States.

Section 16.3 For purposes of this Article XVI, the terms listed below have the respective meanings specified below:

“BHC Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. §1841(k).

“Covered Party” means any party to this Agreement that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been entered into on the date first set forth above.

ADL CLO 1 LLC, as Issuer

By:	Apollo Debt Solutions BDC, its designated manager

By:	Apollo Credit Management, LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

[Signature Page to the Purchase and Placement Agreement]

BNP PARIBAS SECURITIES CORP., as Initial Purchaser

By:	/s/ Philip Rosenman
Name: Philip Rosenman
Title: Director

By:	/s/ Meredith Middleton
Name: Meredith Middleton
Title: Managing Director

[Signature Page to the Purchase and Placement Agreement]

APOLLO GLOBAL SECURITIES, LLC,
as Co-Placement Agent

By:	/s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

[Signature Page to the Purchase and Placement Agreement]

SCHEDULE 1

ADDITIONAL REPRESENTATIONS, WARRANTIES

AND COVENANTS OF THE ISSUER, THE INITIAL PURCHASER AND THE CO-PLACEMENT AGENT

1.	United Kingdom

Each of the Issuer, the Initial Purchaser and the Co-Placement Agent represents, warrants and agrees that:

(a)

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B)	a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)	not a qualified investor as defined in the Prospectus Regulation; and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes;

(b)

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the United Kingdom (“UK”). For the purposes of this provision”

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(A)

a retail client, as defined in point (8) of Article 2 of Commission Delegated Regulation (EU) No 2017/565 as it forms part of assimilated law in the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended, including but not limited to by way of the Retained EU Law (Revocation and Reform) Act 2023, “EUWA”); or

Schedule 1-1

(B)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law in the UK by virtue of the EUWA; or

(C)	not a qualified investor as defined in Article 2 of Regulation EU 2017/1129 as it forms part of assimilated law in the UK by virtue of the EUWA; and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Schedule 1-2

SCHEDULE 2

PURCHASED NOTES

Class of Securities	Aggregate Principal Amount		Purchase Price
Class A-1a Notes	U.S.$	126,000,000	100%
Class A-1b Notes	U.S.$	10,000,000	100%
Class A-2 Notes	U.S.$	30,000,000	100%
Class B Notes	U.S.$	40,000,000	100%
Class C Notes	U.S.$	30,000,000	100%
Subordinated Notes	U.S.$	86,000,000	100%

PLACED NOTES

Class of Securities	Aggregate Principal Amount
Class A-1a Notes	U.S.$	0
Class A-1b Notes	U.S.$	0
Class A-2 Notes	U.S.$	0
Class B Notes	U.S.$	0
Class C Notes	U.S.$	0
Subordinated Notes	U.S.$	0

Schedule 2-1